Exhibit 99.1

David P. Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES M-ATV VEHICLE ARMOR CONTRACT

Costa Mesa, Calif.—December 28, 2009—Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received a multi-million dollar blanket purchase order from Plasan Sasa Ltd., Israel, for the production of armor components for the MRAP All Terrain Vehicle (M-ATV).  Ceradyne plans to produce these parts in its expanded armor assembly plant in Irvine, California, for delivery to Oshkosh Corporation, the prime contractor. Oshkosh will assemble the components and deliver the M-ATV to the government.

All manufacturing procedures for these M-ATV components have now been approved and Ceradyne production commenced this month. It is anticipated that production and delivery will continue throughout 2010.

Marc King, Ceradyne’s Armor Systems President, stated that Ceradyne was pleased to work in cooperation with Plasan in order to insure quality M-ATV parts are delivered on an expedited delivery schedule to Oshkosh in order to support our troops in the field.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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